Exhibit 99.1

NerdWallet Welcomes John Caine as Chief Product Officer Caine joins the executive leadership team to lead product development

San Francisco, December 14, 2021 /PRNewswire/ -- NerdWallet, Inc. (Nasdaq: NRDS), a website and app that provides consumers and small businesses with trustworthy financial guidance, welcomes John Caine as its new Chief Product Officer (CPO). Caine will be part of the executive leadership team at NerdWallet, where he will accelerate product development to provide consumers with the best product experiences.

Caine brings over 20 years of experience in building, scaling and optimizing consumer products. Most recently, as CPO and Chief Conversion Officer at Vroom, he focused on simplifying and improving the car buying process for consumers by understanding their motivations and building products to help alleviate their pain points. Prior to Vroom, John served as the CPO at Priceline.com and was one of the early leaders responsible for developing and driving mobile growth. Caine launched the Priceline mobile business as a side work project, which later turned into the core focus of the product organization, driving a significant amount of revenue.

“I have a passion for problem solving to understand the consumer need and develop meaningful consumer products,” said Caine. “I am excited to join a very capable team of product developers and engineers who are hyper-focused on delivering the best consumer experience. NerdWallet is helping consumers understand and take control of what is the most complicated, but least optimized part of their lives, and I’m excited to be a part of this next phase of growth.”

As a seasoned leader, Caine will work alongside NerdWallet’s product and engineering teams to set product strategy, build consumer-first marketplaces and optimize the company’s mobile app experience backed by NerdWallet’s comprehensive financial content. Caine will bring his collaboration philosophy to his product development approach, working across product, design, marketing and business teams to evaluate, understand, and develop meaningful consumer experiences.

“We’re thrilled to have John join NerdWallet,” said Tim Chen, co-founder and CEO of NerdWallet. “We aspire to empower consumers and small businesses with financial guidance they can trust, and John has years of experience developing products that help consumers make informed decisions. This, along with his passion for fostering a culture of experimentation, aligns perfectly with one of our core values of Informed Risk-Taking, which I think is critical to product development and acceleration.”

About NerdWallet

NerdWallet (Nasdaq: NRDS) is on a mission to provide clarity for all of life's financial decisions. As a personal finance website and app, NerdWallet provides consumers with trustworthy and knowledgeable financial information so they can make smart money moves. From finding the best credit card to buying a house, NerdWallet is there to help consumers make financial decisions with confidence. Consumers have free access to our expert content and comparison shopping marketplaces, plus a data-driven app, which helps them stay on top of their finances and save time and money, giving them the freedom to do more. NerdWallet is available for consumers in the US, UK and Canada.

"NerdWallet" is a trademark of NerdWallet, Inc. All rights reserved. Other names and trademarks used herein may be trademarks of their respective owners.

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